Exhibit 99.1

Allakos Announces Multiple Presentations Related to Eosinophil and Mast Cell-Driven Diseases at the Digital EAACI Annual Congress 2020

REDWOOD CITY, Calif., May 21, 2020 (GLOBE NEWSWIRE) -- Allakos Inc. (the “Company”) (Nasdaq: ALLK), a biotechnology company developing antolimab (AK002) for the treatment of eosinophil and mast cell related diseases, today announced the acceptance of two oral abstract presentations at the upcoming European Academy of Allergy & Clinical Immunology (EAACI) Annual Congress being held virtually from June 6 to 8, 2020.

The following virtual oral abstract presentations will be available starting on June 6, 2020.

Title (Presenter):	A Siglec-8 Antibody Reduces Substance P-induced Inflammation by Inhibiting MRGPR-mediated Mast Cell Activation (Simon Gebremeskel, PhD)
Session:	Biologicals and DARPins: New Mechanistic Insights and Novel Applications, OAS 23

Title (Presenter):

Treatment of Severe Allergic Conjunctivitis with Antolimab Indicated Improvement of Ocular Signs and Symptoms and Reduction of Severity of Comorbid Atopic Diseases in a Phase 1b Open-Label Study (Andrea Leonardi, MD)

Session:	Diagnosis and Management of Ocular Allergy and Allergic Rhinitis, OAS 18

About Allakos

Allakos is a late-stage biotechnology company developing antibodies that target immunomodulatory receptors present on immune effector cells involved in allergic, inflammatory, and proliferative diseases. The Company’s lead antibody, antolimab (AK002), is being evaluated in a Phase 3 study in eosinophilic gastritis (EG) and/or eosinophilic duodenitis (EoD) and a Phase 2/3 study in eosinophilic esophagitis (EoE). Antolimab targets Siglec-8, an inhibitory receptor selectively expressed on human mast cells and eosinophils. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Antolimab has been tested in multiple clinical studies, in which antolimab eliminated blood and tissue eosinophils, inhibited mast cells and improved disease symptoms in patients with eosinophilic gastritis and/or eosinophilic duodenitis, eosinophilic esophagitis, mast cell gastrointestinal disease, severe allergic conjunctivitis, chronic urticaria and indolent systemic mastocytosis. For more information, please visit the Company's website at www.allakos.com.

###

Source: Allakos Inc.

Investor Contact:	Media Contact:
Adam Tomasi, President & COO	Denise Powell
ir@allakos.com	denise@redhousecomms.com